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As filed with the Securities and Exchange Commission on August 10, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORPORATE OFFICE PROPERTIES TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	23-2947217 (I.R.S. Employer Identification No.)
8815 Centre Park Drive, Suite 400 Columbia, Maryland 21045 (Address of Principal Executive Offices, including Zip Code)
Corporate Office Properties Trust 1998 Long Term Incentive Plan (Full Title of the Plan)

Clay W. Hamlin, III
Chief Executive Officer
Corporate Office Properties Trust
8815 Centre Park Drive, Suite 400
Columbia, MD 21045
(410) 730-9092
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Richard A. Silfen, Esquire Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5000	Karen M. Singer, Esquire Vice President & General Counsel Corporate Office Properties Trust 8815 Centre Park Drive, Suite 400 Columbia, MD 21045 (410) 992-7293

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Shares of Beneficial Interest, $0.01 par value	2,648,245	(2)	$42,362,887	$5,368

(1)
This Registration Statement covers Corporate Office Properties Trust's common shares of beneficial interest, $0.01 par value (the "Common Shares"), which may be offered or sold pursuant to the Corporate Office Properties Trust 1998 Long Term Incentive Plan (the "Plan"). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(2)
With respect to Common Shares registered on this Registration Statement that are issuable under the Plan upon the exercise of options that have been issued under the Plan prior to the date hereof, the exercise price of such options has been used to compute the maximum offering price pursuant to Rule 457(h)(1). With respect to the remaining Common Shares issuable under the Plan, the maximum offering price has been estimated pursuant to Paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of the Common Shares, as reported on the New York Stock Exchange, on August 5, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents filed by Corporate Office Properties Trust (the "Registrant" or the "Company") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this registration statement by reference:

          1.     The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

          2.     The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2004;

          3.     The Registrant's Current Reports on Form 8-K, filed with the SEC on April 13, 2004 and April 20, 2004;

          4.     The Registrant's Registration Statement on Form 8-A relating to the registration of its Common Shares, filed with the SEC on April 7, 1998.

        All other documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

        Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not Applicable.

Item 6.    Indemnification of Directors and Officers.

        Title 8 of the Corporations and Associations Article of the Annotate Code of Maryland, as amended (the "Maryland REIT Law") permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant's declaration of trust, as amended, restated and supplemented (the "Declaration of Trust"), contains such a provision limiting such liability to the maximum extent permitted by Maryland law.

        The Maryland REIT Law permits a Maryland real estate investment trust to indemnify, and to advance expenses to, its trustees and officers, to the same extent as permitted by the Maryland General Corporation Law ("MGCL") for Trustees and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former Trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer only with respect to a proceeding brought to enforce indemnification under the MGCL or if the charter or bylaws of the corporation, a resolution by the board of directors, or an agreement approved by the board of directors to which the corporation is a party expressly provides for such indemnification. In addition, reasonable expenses may be advanced upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Under the MGCL, rights to indemnification and expenses are nonexclusive, in that they need not be limited to those expressly provided by statute.

        The Declaration of Trust authorizes the Registrant, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Registrant and at the request of the Registrant, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity from and against any claim or liability to which such person may become subject or which such person may incur by reason of service in such capacity. The Bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former Trustee or officer who is made a party to the proceeding by reason of his or her service in that capacity or (ii) any such Trustee or officer who, at the request of the Registrant, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of his or her status as a present or former Trustee or officer of the Registrant. The Declaration of Trust and the Bylaws also permit the Registrant to provide indemnification to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant. The Bylaws require the Registrant to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

        The Maryland REIT Law and the Bylaws may permit indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), or the 1934 Act. The Board of Trustees has been advised that, in the opinion of the Commission, indemnification for liabilities arising under the 1933 Act or the 1934 Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

        The Registrant maintains trustees' and officers' liability insurance coverage.

Item 7.    Exemption from Registration Claimed.

        Not Applicable

Item 8.    Exhibits.

        The following Exhibits are filed as part of this Registration Statement:

5.1	Opinion of Morgan, Lewis & Bockius LLP
10.1	Corporate Office Properties Trust 1998 Long Term Incentive Plan (filed as Exhibit 10.5 to the Registrant's Registration Statement on Form S-4 (File No. 333-45649) and incorporated herein by reference)
10.2	Amendment No. 1 to the Corporate Office Properties Trust 1998 Long Term Incentive Plan (filed as Exhibit 10.7.2 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended August 30, 1999, and incorporated herein by reference)
10.3	Amendment No. 2 to the Corporate Office Properties Trust 1998 Long Term Incentive Plan (filed as Exhibit 10.3.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
24	Power of Attorney (included in signature page)

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland on this 10th day of August, 2004.

CORPORATE OFFICE PROPERTIES TRUST
By:	/s/ RANDALL M. GRIFFIN Randall M. Griffin President and Chief Operating Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Randall M. Griffin, President and Chief Operating Officer of the Registrant, and Roger A. Waesche, Executive Vice President and Chief Financial Officer of the Registrant, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to the Registration Statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JAY H. SHIDLER Jay H. Shidler	Chairman of the Board of Trustees	August 10, 2004
/s/ CLAY W. HAMLIN, III Clay W. Hamlin, III	Chief Executive Officer and Trustee	August 10, 2004

/s/ RANDALL M. GRIFFIN Randall M. Griffin	President and Chief Operating Officer (Principal Executive Officer)	August 10, 2004
/s/ ROGER A. WAESCHE, JR. Roger A. Waesche, Jr.	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	August 10, 2004
/s/ BETSY Z. COHEN Betsy Z. Cohen	Trustee	August 10, 2004
/s/ KENNETH D. WETHE Kenneth D. Wethe	Trustee	August 10, 2004
/s/ ROBERT L. DENTON Robert L. Denton	Trustee	August 10, 2004
/s/ KENNETH S. SWEET, JR. Kenneth S. Sweet, Jr.	Trustee	August 10, 2004
/s/ STEVEN D. KESLER Steven D. Kesler	Trustee	August 10, 2004
/s/ THOMAS F. BRADY Thomas F. Brady	Trustee	August 10, 2004

CORPORATE OFFICE PROPERTIES TRUST

INDEX TO EXHIBITS

Exhibit Number	Document
5.1	Opinion of Morgan, Lewis & Bockius LLP
10.1	Corporate Office Properties 1998 Long Term Incentive Plan (filed as Exhibit 10.5 to the Registrant's Registration Statement on Form S-4 (File No. 333-45649) and incorporated herein by reference)
10.2
Amendment No. 1 to the Corporate Office Properties Trust 1998 Long Term Incentive Plan (filed as Exhibit 10.7.2 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, and incorporated herein by reference)
10.3
Amendment No. 2 to the Corporate Office Properties Trust 1998 Long Term Incentive Plan (filed as Exhibit 10.3.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
24	Power of Attorney (included in signature page)

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PART II
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
INDEX TO EXHIBITS